QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
Allegheny Energy, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/	No fee required
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

ALLEGHENY ENERGY, INC.

Notice of Annual Meeting
of Stockholders
to be held on May 10, 2001
and Proxy Statement

Allegheny Energy, Inc.

10435 Downsville Pike
Hagerstown, Maryland 21740

April 8, 2001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ALLEGHENY ENERGY, INC. will be held in Conference Room A on the eleventh floor of 270 Park Avenue, between 47th and 48th Streets, New York, N.Y., on Thursday, May 10, 2001 at 9:30 a.m., New York time, for the following purposes:

    (1) To elect one director to hold office until 2004 and until her successor is duly elected and qualified;

    (2) To approve the appointment of independent accountants;

    (3) If presented, to consider and vote upon a shareholder proposal regarding "global warming;"

    (4) If presented, to consider and vote upon a shareholder proposal regarding "poison pills;"

    (5) If presented, to consider and vote upon a shareholder proposal regarding the annual election of the members of the Board of Directors;

    (6) If presented, to consider and vote upon a shareholder proposal regarding "golden parachutes;" and

    (7) To transact such other business as may properly come before the meeting or any adjournment thereof.

    Holders of record at the close of business on April 2, 2001 will be entitled to vote at the meeting.

                          By Order of the Board of Directors,

                          MARLEEN L. BROOKS

                          Secretary

PROXY STATEMENT

    Proxies in the form enclosed are solicited by the Board of Directors of Allegheny Energy, Inc. (the Company), 10435 Downsville Pike, Hagerstown, Maryland 21740, for the Annual Meeting of Stockholders to be held on May 10, 2001. The proxy card provided each stockholder by the Company covers the total number of shares registered in his or her name and, in the case of participants in the Company's Dividend Reinvestment and Stock Purchase Plan, the shares held for his or her account under the Plan. A proxy may be revoked at any time prior to its exercise by written notice to the Company, by submission of another proxy bearing a later date, or by voting in person at the meeting.

    At the close of business on April 2, 2001, which is the record date for stockholders entitled to vote at the meeting, there were outstanding 110,436,317 shares of Common Stock each entitled to one vote. In elections of directors, each holder entitled to vote is entitled to as many votes as shall equal the number of shares held multiplied by the number of directors to be elected and may cast all of such votes for a single director or may distribute them among the number of directors to be elected or any two or more of them. There are no conditions precedent to the exercise of such cumulative voting rights. Because there is only one nominee for election, there will be no cumulative voting at this Annual Meeting.

    The presence in person or by proxy of the holders of record of a majority of the outstanding shares of Common Stock entitled to vote constitutes a quorum. The affirmative vote of a majority of all the votes cast is required for the election of the director. The affirmative vote of a majority of all the votes cast is required for approval of the appointment of PricewaterhouseCoopers LLP as independent accountants and for the four proposals. Abstentions are counted only for purposes of determining whether a quorum is present. Broker nonvotes are not treated as votes.

    The approximate date on which the proxy statement and form of proxy are first being sent or given to stockholders is April 12, 2001. The Annual Report for 2000 is being mailed to stockholders together with the proxy statement and form of proxy.

ELECTION OF DIRECTORS

    As a result of the passage of Maryland legislation affecting corporate governance of companies incorporated in the state, on July 15, 1999, the Company's Board of Directors by resolution amended the Company's Articles of Incorporation, which amendment was filed with the Maryland State Department of Assessments and Taxation on July 20, 1999, adding provisions that, among other things, divided the Board of Directors into three classes, with each class serving a three-year term and one class being elected each year. The current Board of eight members now consists of Class II with two members and Classes I and III with three members each. The term of office of the Class II directors expires this year. Therefore, this is the only class of directors standing for election this year. Because Mr. Lint, one of our current directors, has reached 72 years of age, he will not stand for election. Pursuant to Company By-Laws, Article II, Section 2, the Board has decreased the number of directors from eight to seven effective May 10, 2001. Therefore, only Mrs. Baum will stand for election. The term of Class III directors ends in 2002 and of Class I directors in 2003. At this and future annual meetings of the stockholders, the successors to the class of directors whose term expires that year will be elected for a three-year term. The Board met 14 times in 2000.

    The proxies received, unless marked to the contrary, will be voted for the election of the following person, who is now a director of the Company and is the nominee of the Board of Directors at this election. The Board of Directors does not expect that the nominee will become unable to serve as a director, but if that should occur for any reason prior to the meeting, the proxy holders reserve the right to name another person of their choice.

Director, Principal Occupation, Other Directorships, Business Experience, and 2000 Company Board and Committee Meetings Attendance	Age	Director of the Company Since
Nominee for Election for the Class of Directors Whose Term Expires in 2004
ELEANOR BAUM(1)(3)(4) Dean of The Albert Nerken School of Engineering of The Cooper Union for the Advancement of Science and Art. Director of Avnet, Inc. and United States Trust Company. Chair of the Engineering Workforce Commission; a fellow of the Institute of Electrical and Electronic Engineers; and Past Chairman of the Board of Governors, New York Academy of Sciences. Formerly, President of the Accreditation Board for Engineering and Technology and President of the American Society for Engineering Education. Attendance: 29 of 29	61	1988
Director Whose Term Expires in 2001
PHILLIP E. LINT (l c)(3)(5)(7) Retired. Formerly partner, Price Waterhouse. Attendance: 33 of 34	72	1989
The Directors whose terms continue are as follows:
Directors Whose Terms Expire in 2002
FRANK A. METZ, JR. (2)(3)(4c) Retired. Director of Solutia Inc. Formerly, Senior Vice President, Finance and Planning and Director of International Business Machines Corporation and Director of Monsanto Company and Norrell Corporation. Attendance: 29 of 31	67	1984
ALAN J. NOIA (2c)(3)(5) Chairman of the Board, President, and Chief Executive Officer of the Company and of Allegheny Energy Service Corporation and Chairman and Chief Executive Officer of the Company's other principal subsidiaries. Formerly, President and Chief Operating Officer of the Company and President of The Potomac Edison Company. Attendance: 30 of 30	54	1994
STEVEN H. RICE (1)(2)(3c)(4)(5) Attorney and Bank Consultant. Formerly, Director of LaJolla Bank and LaJolla Bancorp, Inc.; President, LaJolla Bank, Northeast Region; President and Chief Executive Officer of Stamford Federal Savings Bank; President of The Seamen's Bank for Savings; and Director of the Royal Insurance Group, Inc. Attendance: 33 of 33	57	1986
Directors Whose Terms Expire in 2003
WENDELL F. HOLLAND (1)(5) Of Counsel, Obermayer, Rebmann, Maxwell & Hippel LLP; Vice President, USFilter Operating Services; and Director of Bryn Mawr Bank Corporation. Formerly, Vice President, American International Water Services Company; of Counsel, Law Firm of Reed, Smith, Shaw & McClay; Partner, Law Firm of LeBoeuf, Lamb, Greene & MacRae; and Commissioner of the Pennsylvania Public Utility Commission. Attendance: 29 of 29	49	1994

GUNNAR E. SARSTEN (4)(5c) Consulting Professional Engineer. Formerly, President and Chief Operating Officer of Morrison Knudsen Corporation; President and Chief Executive Officer of United Engineers & Constructors International, Inc.; and Deputy Chairman of the Third District Federal Reserve Bank in Philadelphia. Attendance: 32 of 33	64	1992
LEWIS B. CAMPBELL (4)(6) Chairman and Chief Executive Officer of Textron Inc.; Director, Bristol-Myers Squibb; Chairman of the Business Roundtable's Health and Retirement Task Force; and member of the Board of Visitors, Fuqua School of Business at Duke University. Formerly, Vice President of General Motors Corporation and General Manager of its GMC Truck Division. Attendance: 4 of 4	54	2000

(1)
Member of Audit Committee.
(2)
Member of Executive Committee.
(3)
Member of Finance Committee.
(4)
Member of Management Review and Director Affairs Committee.
(5)
Member of New Business Committee.
(6)
Mr. Campbell was elected on October 4, 2000.
(7)
Because Mr. Lint, whose term expires in 2001, has reached 72 years of age, he will not stand for election. The number of directors has been reduced accordingly, effective the date of the Annual Meeting, by the Board pursuant to Company By-Laws.
(c)
Current committee Chairman.

COMPENSATION OF DIRECTORS

    Each of the directors is also a director of the following subsidiaries of the Company: Monongahela Power Company, The Potomac Edison Company, West Penn Power Company, and Allegheny Energy Service Corporation (Allegheny companies). In 2000, directors who were not officers or employees (outside directors) received for all services to the Company and Allegheny companies (a) $20,000 in retainer fees (increased to $22,000 in 2001), (b) $1,000 for each committee meeting attended, and (c) $250 for attendance at each Board meeting of the Company, Monongahela, Potomac Edison, and West Penn. The Chairperson of each committee, other than the Executive Committee, receives an additional fee of $4,000 per year. Under an unfunded deferred compensation plan, an outside director may elect to defer receipt of all or part of his or her director's fees for succeeding calendar years to be payable with accumulated interest when the director ceases to be such, in equal annual installments, or, upon authorization by the Board of Directors, in a lump sum. In addition to the foregoing compensation, the outside directors of the Company receive an annual retainer of $12,000 worth of Common Stock. Further, a Deferred Stock Unit Plan for Outside Directors provides for a lump sum payment (payable at the director's election in one or more installments, including interest thereon equivalent to the dividend yield) to directors calculated by reference to the price of the Company's Common Stock. Outside directors who serve at least five years on the Board and leave at or after age 65, or upon death, or disability, or as otherwise directed by the Board, will receive such payments. In 2000, the Company credited each outside director's account with 325 deferred stock units; the number will increase to 350 in 2001 and to 375 in 2002. On December 7, 2000, each outside director was granted 20,000 stock options that vest in three years.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors currently appoints the following committees: Audit, Executive, Finance, Management Review and Director Affairs, and New Business.

    Audit Committee.  Mr. Phillip E. Lint (Chairman), Mrs. Eleanor Baum, and Messrs. Wendell F. Holland and Steven H. Rice. Upon Mr. Lint's retirement on May 10, 2001, Mr. Rice will assume the Chairmanship. Mrs. Baum was appointed to the Committee in March, 2001, in anticipation of Mr. Lint's retirement. The Audit Committee, which is made up of outside directors only, makes recommendations to the Board with respect to auditing matters, including the employment of independent accountants and the handling of the annual audit of the books and accounts of the Company and its subsidiaries. The Audit Committee met six times in 2000.

    Executive Committee.  Messrs. Alan J. Noia (Chairman), Frank A. Metz, Jr., and Steven H. Rice. The Executive Committee has, with certain exceptions, all the powers of the Board when the Board is not in session. Two meetings were held in 2000.

    Finance Committee.  Mr. Steven H. Rice (Chairman), Mrs. Eleanor Baum, and Messrs. Phillip E. Lint, Frank A. Metz, Jr., and Alan J. Noia. The Finance Committee reviews and makes recommendations to the Board with respect to financing, short-term borrowing policies, pension risk management, proposals for mergers, and acquisition of other companies and properties. It met five times in 2000.

    Management Review and Director Affairs Committee.  Mr. Frank A. Metz, Jr. (Chairman), Mrs. Eleanor Baum and Messrs. Lewis B. Campbell, Steven H. Rice and Gunnar E. Sarsten. The Management Review and Director Affairs Committee, which is made up of outside directors only, makes recommendations to the Board on certain matters concerning directors and officers, including compensation and management succession. This Committee serves also as the nominating committee for directors and considers recommendations sent by shareholders to the Company that are accompanied by a comprehensive written resume of the proposed nominee's experience and background and a written consent of such person to serve as a director if nominated and elected. It met 10 times in 2000.

    New Business Committee.  Messrs. Gunnar E. Sarsten (Chairman), Wendell F. Holland, Phillip E. Lint, Alan J. Noia, and Steven H. Rice. The New Business Committee reviews and makes recommendations to the Board with respect to the entry of the Company into new businesses and proposed budgets, business plans, and investments. It met nine times in 2000.

    The Strategic Affairs Committee, which consisted of Messrs. Frank A. Metz, Jr. (Chairman), Phillip E. Lint, Steven H. Rice, and Gunnar E. Sarsten, met one time in 1999, did not meet in 2000, and has been dissolved.

REPORT OF THE AUDIT COMMITTEE

    The Board of Directors maintains an Audit Committee, currently composed of four of the Company's outside directors. The Board of Directors has determined in its business judgment that the Audit Committee's current composition, and its composition following Mr. Lint's retirement in May, 2001 satisfy the rules of the New York Stock Exchange that govern Audit Committee composition, including the requirement that Audit Committee members all be independent and financially literate. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is included as an appendix to this proxy statement.

    Management has the primary responsibility for financial statements and the reporting process, including internal controls. The Audit Committee assists the Board in its oversight of internal controls, financial statements and the audit process. The Audit Committee has reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and clarity of the disclosures.

    The Audit Committee has reviewed with PricewaterhouseCoopers LLP, the Company's independent accountants, the overall scope and plans for its audit and has met with PricewaterhouseCoopers, with and without management present, to discuss audit results, its evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee has also reviewed with PricewaterhouseCoopers its judgments as to the quality, and not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61. The Audit Committee has also discussed with PricewaterhouseCoopers its independence from management and from the Company, including the matters in the written disclosures below and its letter required by the Independence Standards Board, Standard No. 1. The Audit Committee has considered whether the provision of the services described below is compatible with maintaining the principal accountant's independence.

AUDIT FEES

    Fees for the fiscal year 2000 audit and the quarterly reviews were $770,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    During 2000, PricewaterhouseCoopers LLP participated in a Company financial system project, the initial phase of which included study and selection of software, but did not encompass design and implementation.

ALL OTHER FEES

    Aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2000, were $2,216,700.

    In reliance on the discussions and reviews described above and subject to the considerations discussed below, the Audit Committee has recommended to the Board of the Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

    The members of the Audit Committee are not currently professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent".

    The Audit Committee is also recommending, subject to shareholder approval, the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year 2001.

                      PHILLIP E. LINT, Chairman
                      ELEANOR BAUM
                      WENDELL F. HOLLAND
                      STEVEN H. RICE

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    Upon the recommendation of the Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP as independent accountants for the Company to audit its consolidated financial statements for 2001 and to perform other audit related services. Such services include review of the Company's quarterly interim financial information; review of periodic reports and registration statements filed by the Company with the Securities and Exchange Commission; issuance of special purpose reports covering such matters as employee benefit plans and submissions to various governmental agencies; and consultation in connection with various accounting and financial reporting matters. PricewaterhouseCoopers also performs non-audit services for the Company. The Board has directed that the appointment of PricewaterhouseCoopers be submitted to the stockholders for approval. If the stockholders should not approve, the Audit Committee and the Board would reconsider the appointment. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting to make a statement if they wish and to answer questions.

    The Board of Directors recommends a vote "FOR" the approval of the appointment of PricewaterhouseCoopers LLP as independent accountants and will so vote proxies received that do not otherwise specify.

SHAREHOLDER PROPOSALS

    The following proposals, reproduced verbatim, have been submitted by shareholders for inclusion in this proxy statement.

    The names and addresses of the shareholders submitting the proposals, as well as the number of shares held, will be furnished by Allegheny Energy either orally or in writing as requested, promptly upon the receipt of any oral or written request therefor.

    A shareholder submitting a proposal must appear personally or by proxy at the meeting to move the proposal for consideration. A proposal will be approved if it is introduced and voted on at the meeting and it receives the affirmative vote of a majority of all the votes cast on the matter.

SHAREHOLDER PROPOSAL CO-SPONSORED BY THREE ORGANIZATIONS REGARDING "GLOBAL WARMING"

  WHEREAS:

    The overwhelming majority of independent, peer-reviewed atmospheric scientists agree that global warming is a real, existing problem posing serious challenges to our country;

    The Intergovernmental Panel on Climate Change, composed of more than 2000 government selected scientists, warns that global warming caused by burning fossil fuels and emitting greenhouse gases is already under way;

    More frequent and deadly heat waves have claimed the lives of increasing numbers of poor, asthmatic and elderly people nationwide;

    Spring comes a week earlier across the Northern Hemisphere than it did 30 years ago;

    Severe rainstorms have grown by almost 20%;

    The Arctic ice sheet is in many places 40 inches thinner that its normal 10 ft;

    Warmer waters have bleached coral reefs around the globe;

    Glaciers are melting;

    Sea levels are rising.

  WE BELIEVE:

    In order to leave the children of the world a safe and healthy environment, and protect threatened plants and animals, it is time for Allegheny Energy to live up to its responsibility as a producer of the pollution which causes global warming. A variety of companies including Enron, BP Amoco, 3M, Toyota and others have stated that they "accept the views of most scientists that enough is known about the science and environmental impacts of climate change for us to take actions to address its consequences." These companies are preparing for the future now by taking the concrete steps necessary to assess their opportunities for reducing the amount of carbon pollution they produce. Failing to rise to the challenge set by these industry leaders will hurt our company's competitiveness and cost our shareholders increasing amounts of money.

  RESOLVED:

    that the shareholders of Allegheny Energy request that the Board of Directors report (at reasonable costs and omitting proprietary information), to shareholders by August 2001, on the greenhouse gas emissions from our company's own operations and products, including (with dollar amounts where relevant) (i) what our company is doing in research and/or action to reduce those emissions and ameliorate the problem, and (ii) the financial exposure of our company and its shareholders due to the likely costs of reducing those emissions and potential liability for damages associated with climate change.

  SUPPORTING STATEMENT

    We believe that Allegheny Energy is exposing its shareholders to financial risk by continuing to produce unnecessary amounts of the pollution which causes global warming, even as the problem of climate change becomes more severe, more widely understood, and more likely to lead to legislation that will penalize excessive carbon polluters. Furthermore, we believe that our company is using shareholder money for advertising and lobbying to suggest that the problem of global warming is exaggerated, not real, or too costly to deal with; and thus using our prestige and influence to obstruct efforts to address climate change.

END OF SHAREHOLDER PROPOSAL

    Your Board of Directors recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

    As detailed below, the Company has taken numerous voluntary, precautionary steps to address the issue of global climate change. Many uncertainties remain in the global climate change debate, including the relative contributions of human activities and natural processes, the extremely high potential costs of extensive mitigation efforts, and the significant economic and social disruptions which may result from a large-scale reduction in the use of fossil fuels. The Company is responding appropriately and will continue to explore cost-effective opportunities to improve efficiency and performance.

    The Company participates in an active climate-related research program and is responsive to the voluntary guidelines suggested in the national Energy Policy Act of 1992 under Section 1605(b) directed toward reducing, controlling, avoiding and sequestering greenhouse gases. Since initiating this program in 1995, the Company has taken many concrete steps to reduce greenhouse gases and help stimulate a business climate that encourages improved efficiency, performance, electrical loss reductions, and cost effectiveness:

•
Allegheny has reduced its annual emissions of greenhouse gases by approximately 1.7 million short tons of CO2 equivalent.

•
Allegheny signed a Memorandum of Understanding with the U.S. Department of Energy to participate in the Climate Challenge and supports the Electric Power Research Institute, which funds about $10 million per year of direct climate research.

•
Allegheny supports the Climate Challenge Initiatives in cooperation with other utilities through Edison Electric Institute (EEI). These initiatives include the Envirotech Investment Fund, a venture capital fund for promising electrotechnologies and renewable energy technologies in which Allegheny has invested $3.11 million; and the Geothermal Heat Pump Consortium, International Utility Efficiency Partnership, and Utility Forest Carbon Management Initiatives.

Other initiatives undertaken by the Company include:

•
The Company spends about $2 million annually on in-house research projects intended to improve efficiency, reliability and cost effectiveness. Research results to date in these areas have contributed positively to applications of new technology, operating efficiencies, reduced electrical losses, and emission reductions.

•
In Pennsylvania, under West Penn Power Company's restructuring plan, the Company has invested $11 million in a fund to promote the development and use of renewable energy; $8 million per year in a program for weatherization and other community action programs; $4 million to provide low income and rural households with the opportunity for clean and renewable energy sources; a net metering rider to install and operate renewable energy generation; and a solar water heater and photovoltaic program as part of a low-income energy pilot program.

    Recently, Allegheny has been recognized by the U.S. Department of Energy's Energy Information Administration for "demonstrating a commitment to voluntary approaches to environmental protection through actions taken to reduce or capture emissions of greenhouse gases." Allegheny is acknowledged for its leadership role in its continued voluntary reporting of greenhouse gases using Form EIA-1605.

    The Company will also maintain its environmental awareness and compliance with all applicable federal law and state implementation plans, as it has throughout its history. Under the 1970 Clean Air Act and its Amendments and the Clean Water Act and its Amendments, the Company has made capital investments of over $1.666 million for environmental control equipment. Allegheny is committed to environmental stewardship and the research needed to provide answers to difficult compliance problems. Even with these requirements, Allegheny remains one of the most efficient providers of low-cost electricity in America.

    Allegheny Energy is pursuing a growth strategy to become a successful national energy supplier by maximizing and expanding the efficient, low-cost assets in its generating fleet. In expanding this fleet, the Company has adopted a fuel diversification strategy that includes a role for natural gas-fired facilities, as exemplified by the recent announcements of new merchant plant construction or acquisition in Arizona, Indiana, Illinois, and Tennessee in addition to previously announced plants in Pennsylvania, all using natural gas as fuel. When these projects are completed, natural gas will fuel 33% of Allegheny's total generating capacity. Allegheny Energy recognizes the value of coal as a fuel source and remains committed to its use for sound economic and environmental reasons. As the generating fleet expands, however, other fuels, including natural gas, oil and also other sources of energy such as scrap tires, biomass (wood wastes), and wind will be investigated to help supply customer demand while achieving economic and environmental objectives. As part of its investigation of alternate fuels for generating facilities, Allegheny Energy entered into a $6.8 million contract in September, 2000, with the U. S. Department of Energy

(DOE) to demonstrate co-firing of wood wastes at two generating facilities in West Virginia. DOE will provide $3.0 million of the total contract. Wood waste contains less greenhouse gas than coal on an equivalent heating value basis and co-firing of wood wastes reduces greenhouse gases that are emitted when wood wastes are allowed to decompose in landfills.

    Allegheny Energy is participating in a variety of voluntary programs to reduce emissions of greenhouse gases. Any costs or liabilities for future required reductions or damages are highly speculative in the absence of reduction requirements. It is not possible to quantify these potential effects with any accuracy.

    The Company believes that it has taken prudent, adequate, and balanced steps to protect the environment, consumers, shareholders, and the national interest in energy security, and will continue to do so.

    Accordingly, the Board of Directors recommends a vote AGAINST the above proposal.

SHAREHOLDER PROPOSAL REGARDING "POISON PILLS"

  RESOLVED:

Shareholder Vote On Poison Pills
Adopt Proposal That Won 57% Shareholder Approval
at 24 Major Companies in 2000

Allegheny Energy, Inc. shareholders request a bylaw for shareholder vote to be required to adopt or maintain a poison pill.

    This includes, but is not limited to the poison pill that was adopted by the Company WITHOUT SHAREHOLDER APPROVAL shortly before the May 2000 annual shareholder meeting. Once enacted this proposal is not to be amended, modified or repealed, except by a shareholder vote as a separate ballot item.

Why require a shareholder vote to adopt or maintain a poison pill?

  •
  The poison pill injures shareholders by limiting management accountability and thus adversely affects shareholder value.
        Power and Accountability
      By Nell Minow and Robert Monks

  •
  According to the Investor Responsibility Research Center this proposal topic by this same proponent, John Chevedden, Redondo Beach, Calif. won more than 60% shareholder approval at Delphi Automotive Systems May 2000 annual meeting.

  •
  The Council of Institutional Investors (www.cii.org) recommends in its Shareholder Bill of Rights: Shareholder approval of all poison pills. Allegheny Energy is 45%-owned by institutional investors.

    Negative Effects of Poison Pills on stock value

A study by the Securities and Exchange Commission found evidence that the negative effect of poison pills to deter profitable takeover bids outweigh benefits.

    A study by Professor John Pound of Harvard's Corporate Research Project found higher corporate performance when there was no poison pill.

    Given the undeniably undemocratic way in which poison pills have been adopted, many institutional investors believe poison pills should be voted on by shareholders.

    At a minimum, many institutional investors believe that shareholders should have the right to vote on the need of such a powerful tool, which can entrench existing management. A poison pill can insulate management at the expense of shareholders. A poison pill is such a powerful tool that shareholders should be able to vote on whether it is appropriate.

    This one proposal for shareholder vote on poison pills is particularly important considering the reversals in corporate governance standards enacted by the directors without shareholder approval:

1)
The directors approved a poison pill in March 2000 to increase the board's power in comparison to shareholders in deciding whether to accept a profitable bid for the company.

2)
Directors are now entrenched with 3-year terms replacing the traditional one-year term. Directors approved this in July 1999.

    The right for a shareholder vote on poison pills will avoid further concentration of power in the directors who have thus restricted the rights of shareholders in 1999 and 2000.

Adopt Proposal That Won 57% Shareholder Approval
at 24 Major Companies in 2000
Shareholder Vote On Poison Pills
Yes On 4

END OF SHAREHOLDER PROPOSAL

    Your Board of Directors recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

    The Board of Directors adopted the Company's Shareholder Protection Rights Agreement in March, 2000, in order to protect the Company's shareholders against abusive takeover tactics and to ensure that each shareholder is treated fairly in any transaction involving an acquisition of control of the Company. Plans similar to the Company's Rights Agreement have been adopted by more than 1,700 U.S. corporations, including about half of the Fortune 500 companies and an increasing number of publicly traded utility companies. The Board believes that the continuation of the Rights Agreement is in the best interest of the Company and its shareholders.

    The purpose of the Rights Agreement is to strengthen the Board's ability, in the exercise of its duties, to protect and maximize the value of shareholders' investment in the Company in the event of an attempt to acquire control of the Company. The Rights Agreement is not intended to, and does not, preclude unsolicited, non-abusive offers to acquire the Company at a fair price, nor is it intended as a deterrent to a shareholder's initiation of a proxy contest. The plan is designed, instead, to encourage any potential acquirer to negotiate directly with the Board, which the Company believes is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of shareholders, and to protect shareholders against abusive tactics during a takeover process, such as an offer that would not treat all shareholders fairly and equally. The Rights Agreement should not interfere with a transaction that is in the best interests of Allegheny Energy and its shareholders, because the rights can be redeemed prior to a triggering event for $0.01 per Right. The overriding objective of the Board in adopting the Rights Agreement was, and continues to be, the preservation and maximization of the Company's value for all shareholders.

    The Board believes that the adoption of a Rights Agreement is appropriately within the scope of responsibilities of the Board of Directors, acting on behalf of all shareholders. The adoption of such an agreement accords with the Board's responsibilities for the management of the Company's affairs and the issuance of securities and does not require shareholder approval under Maryland corporation law or the rules of the New York Stock Exchange. Redeeming the Rights would remove an important tool that the Board should have for the protection of shareholders. The Board therefore believes that any decision to redeem the Rights should be made in the context of a specific acquisition proposal.

    Accordingly, the Board of Directors recommends a vote AGAINST the above proposal.

SHAREHOLDER PROPOSAL REGARDING ANNUAL ELECTION OF DIRECTORS

  RESOLVED:

Annual Election Of Each Director
Adopt Proposal That Won 54% Approval
at 51 Major Companies in 2000

    To increase shareholder value Allegheny Energy, Inc. shareholders request the Board of Directors take all necessary steps to enact annual election of each director as a bylaw. Also, require that any future action on this topic be put to shareholder vote — as a separate proposal and that this proposal apply to a successor company or companies.

  SUPPORTING STATEMENT

The election of directors is the primary avenue for shareholders to hold management accountable for its performance.

    Requiring each director to stand for election annually gives shareholders an opportunity to register their views on the performance of each director individually and the board as a group. Many institutional investors hold that electing each director annually is one of the best governance practices to ensure that the Company will be managed in the best interest of investors. Allegheny Energy is 45% owned by institutional investors. This proposal topic won a 54% majority of the votes at 51 major companies in 2000 according to the Investor Responsibility Research Center.

    Institutional investors are prepared to pay an 18% premium for good corporate governance according to a recent McKinsey & Co. survey summarized in The Wall Street Journal. The report concludes that companies should take heed.

    Thus if Allegheny Energy can capture but a small proportion of this governance premium, it would create significant shareholder value. Allegheny Energy cannot afford to pass up the potential of this good governance premium.

    Additionally, certain independent proxy analysts are particularly concerned about:

1)
The lack of annual election of each director

    Combined with

2)
A Poison Pill

    Your directors approved both these measures without shareholder approval after the 1999 shareholder meeting and prior to the 2000 shareholder meeting. Allegheny Energy management is further protected by strong antitakeover provisions under state law.

    It will be of interest to shareholders and management to see the level of support that this proposal receives from shareholders at the 2001 shareholder meeting. At the 2000 shareholder meeting Allegheny Energy shareholders voted by a 37% margin to approve a shareholder vote on golden parachutes in excess of certain limits. This was higher than the 29% approval given by shareholders at other major companies on this same topic.

    In other words, Allegheny Energy shareholders showed in 2000 that for Allegheny Energy they supported a good governance proposal by a significantly greater margin than shareholders at other major companies.

    To improve shareholder value vote for:

Annual Election Of Each Director
Adopt Proposal That Won 54% Approval
at 51 Major Companies in 2000
Yes On 5

END OF SHAREHOLDER PROPOSAL

    Your Board of Directors recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

    The Board of Directors believes that the present system of electing directors of the Company in three classes is in the best interests of the Company and its stockholders and should not be changed. This system was adopted in July, 1999, pursuant to provisions of the Maryland General Corporation Law that expressly authorize the Board of Directors to take that action.

    A classified board offers important advantages to stockholders and is the method of governance used by the majority of Fortune 500 companies. The Board believes that a classified board enhances continuity and stability in the Company's management and policies since a majority of the directors at any given time will have had prior experience and familiarity with the business of the Company. This continuity and stability facilitates more effective long-term planning and is integral to increasing the Company's value to stockholders. Moreover, this continuity helps the Company attract and retain qualified individuals willing to commit the time and dedication necessary to understand the Company, its operations, and its competitive environment.

    A classified board also protects shareholders against potentially coercive takeover tactics, whereby a party attempts to acquire control on terms that do not offer the greatest value to all stockholders. Because a classified board prevents the immediate removal of directors, any person seeking to acquire control of the Company is encouraged to negotiate with the Board. This ensures the Board sufficient time to develop and consider appropriate strategy and enhances its ability to negotiate the best result for all stockholders.

    The Board understands that it should be responsive to shareholders and has taken steps to assure corporate accountability through such measures as maintaining a majority of outside directors (seven of eight) and having only outside directors on both the Audit Committee and the Management Review and Director Affairs Committee.

    Finally, shareholders should be aware that adoption of this stockholder proposal would not eliminate board classification and institute the annual election of directors, but would constitute merely a recommendation by the stockholders that the Board consider enacting such a change.

    Accordingly, the Board of Directors recommends a vote AGAINST the above proposal.

SHAREHOLDER PROPOSAL REGARDING "GOLDEN PARACHUTES"

  RESOLVED:

Shareholder Vote on Golden Parachutes

Allegheny Energy shareholders recommend Golden Parachutes are to be approved by a shareholder vote. Golden Parachutes are a lucrative bonus for management after a merger. This vote would apply to golden parachutes in excess of one-year's total pay. Note that senior executives often receive many times their base pay as their total yearly pay.

    Golden parachutes above one-year's pay are to be substantially indexed to Allegheny Energy (AYE) stock performance (and/or the merged company) compared to the Dow Jones Utilities Index for the 3 years following merger completion. This is similar to performance-based stock options.

    This includes that golden parachutes will not be given for a merger with less than 50% change in control. Or for a merger approved but not completed.

  SUPPORTING STATEMENT:

A respected proxy advisory service said shareholders should have the opportunity to independently evaluate, then approve or reject golden parachutes.

    Golden parachutes need reasonable limits due to the substantial pay executives already receive. Golden parachutes may reduce incentives to maximize shareholder value during merger negotiations because management is guaranteed a parachute.

    The recent failed merger with DQE Inc. that Allegheny Energy tried to force through to the bitter end, would have given Allegheny management Golden Parachutes of 3-times their maximum annual pay.

    Allegheny management tried to salvage their triple-bonus parachutes by appealing the Federal Court's Dec. 3, 1999 ruling against the merger. This salvage effort failed.

    Furthermore, on May 17, 2000, the United States Court of Appeals decided in favor of DQE, Inc. on all issues.

    Source: Allegheny Energy 10-Q, Nov. 14, 2000

    While management was side-tracked by the merger for 3 years, Allegheny reported:

  •
  An extraordinary charge of $265 million
  •
  A net loss of $50.6 million
     Business Wire Oct. 16, 1998
  •
  A $116 million write-off
    Source: Allegheny Energy 10-Q, Nov. 14, 2000

    The Investor Responsibility Research Center, Washington, DC, said management's 1998 stock option plan had a potential shareholder dilution of 8% — four-times the average in Allegheny's industry peer group. Institutional Shareholder Services (www.cda.com/iss) recommended a no vote. Management's 1998 stock option was rejected by 30% of shareholder votes.

    This proposal, for SHAREHOLDER RIGHT TO VOTE ON GOLDEN PARACHUTES, received a substantial 37% shareholders approval at the 2000 shareholder meeting.

    The 37%-approval is significant since:

•
Management dominates communication with shareholders.
•
Management directed shareholders not to approve.
•
Management's proxy card makes it easier to mark one box and automatically vote all items at management's direction.
•
Management influences the vote of millions of shares by appointing trustees to vote for shareholders.
•
Management made it difficult for shareholders in 2000 by publishing this resolution without a ballot number.

To maximize shareholder value vote yes for:
Shareholder Vote on Golden Parachutes
Yes on 6

END OF SHAREHOLDER PROPOSAL

    Your Board of Directors recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

    The Company's executive compensation programs are designed to attract and retain highly qualified executives and motivate them to maximize stockholder returns. These programs, which have been developed to be competitive with compensation packages offered by other comparable employers, link a significant portion of executive compensation to performance and to total stockholder return.

    The Board of Directors oversees the compensation arrangements for the Company's officers, primarily through the Management Review and Director Affairs Committee of the Board. (See the report of the Management Review and Director Affairs Committee below.) The Board recognizes its responsibility to make executive compensation decisions in a manner it believes to be in the best interest of the Company and its stockholders.

    The Company's Change in Control contracts, one feature of the total compensation arrangements, are intended to enhance the Company's ability to attract and retain the highest quality executives. The Board believes that these executives could have pursued other employment opportunities with companies that offer similar or greater financial benefits and income security to that offered in the Company's Change in Control contracts. It would be unreasonable to expose these executives to financial risks without protection similar to what other companies would offer in the event that their positions with the Company are adversely affected by an unanticipated change in circumstances. The Change in Control contracts are also intended to keep executives focused and objective in dealing with Company matters, rather than being distracted by the personal financial effect of their actions if a situation involving potential change of control arises. With the Change in Control contracts, the Company's executives are provided with a degree of financial protection that allows them to act decisively in maximizing stockholder value.

    The Board believes the Company's Change in Control contracts, described on page 22, are appropriate to address these concerns and are comparable to similar programs at other major companies. Placing an arbitrary ceiling or restrictions on the Board's ability to provide such payments to senior executives may put the Company at a competitive disadvantage by damaging the Company's ability to attract and retain the executive talent necessary to lead the Company in an industry undergoing radical change amid an uncertain and evolving regulatory environment. Further, the Board believes the proposal would be impracticable and unfair. So-called "golden parachutes" are not paid to individuals still employed by the Company making the payments but to executives who have lost their positions due to a merger. As a result, they have no influence over the performance of that company following their departure.

    The Management Review and Director Affairs Committee of the Board, on an ongoing basis, devotes considerable time and effort to compensation issues, including the balance to be struck among the various objectives of that program. The Board of Directors believes that it is ultimately in the stockholders' best interest that the responsibility for this ongoing process continue to be vested in the Board and that Committee, rather than being preempted and inhibited by rigid and arbitrary limitations, such as those reflected in the proposed resolution.

    The shareholder's allegations concerning the Company's litigation against DQE, Inc. are simply not correct. Management was not trying to "salvage" any payments that might be awarded under its Change in Control contracts. The Company chose to appeal the Court's decision because it believed the decision was wrong and believed it was in the best interest of the Company and its shareholders to pursue the available judicial remedy. Moreover the shareholder mischaracterizes the financial data reported. The 1998 extraordinary charge and net loss resulting therefrom, as well as the 2000 charge, were the direct result of electric utility deregulation pursuant to law, not day-to-day operations.

    Finally, the Company does not "influence the vote of millions of shares by appointing trustees to vote for shareholders." All shareholder votes, no matter how the shares are held, are cast and tallied exactly as the shareholder specifies. It is only if the shareholder validates and returns his or her proxy but does not specify how to vote his or her shares that the proxy holder votes the shares as set forth in the proxy.

    Accordingly, the Board of Directors recommends a vote AGAINST the above proposal.

MANAGEMENT REVIEW AND DIRECTOR AFFAIRS COMMITTEE REPORT

GENERAL

    The compensation program for executive officers of the Company and its subsidiaries is directed by the Management Review and Director Affairs Committee (the Committee) of the Company's Board of Directors. The Committee recommends the annual compensation program for each year to the Board of Directors of the Company and of each subsidiary for its approval.

    The Committee continues to believe that with the advent of competition to this industry, a large portion of compensation should be included in incentive plans. For 2001, a substantial portion of total compensation will continue to be linked to corporate and business performance.

    The executive compensation program is intended to meet three objectives:

  •
  Create a strong link between executive compensation and total return to stockholders.

  •
  Offer compensation opportunities that are competitive with the median level of opportunity in the marketplace, at expected levels of performance, but exceed median levels for performance exceeding expectations.

  •
  Ensure internal compensation equity—maintaining a reasonable relationship between compensation and the duties and responsibilities of each executive position.

    In a further effort to tie the executive compensation program to the overall success of Allegheny, stock ownership guidelines were adopted in 1999 for the executive officers. The guidelines require the Chief Executive Officer (CEO) to own stock valued at 3.5 times base salary; the business unit Presidents and Senior Vice Presidents at 1.75 times base salary; and the Vice Presidents at one times base salary. They have five years from the date of their initial appointment to meet the guidelines.

EXECUTIVE COMPENSATION PROGRAM

    The Company's executive compensation program has four components: base salary, short-term and long-term incentive awards, and stock options.

    The Company's executive compensation is both market- and performance-based. The Committee believes that it is necessary to use both market- and performance-based compensation to meet the challenges of intensifying competitive, economic, and regulatory pressures.

    To ensure that the Company's salary structure and total compensation continue to be competitive, they are compared each year through an annual compensation survey, prepared by a leading consulting firm, with those of comparable electric utilities—40 or more for 2000. The survey companies are part of an energy services industry database.

    In 2000, more than 60% of these survey companies are included in the Dow Jones U.S. Electric Utilities Index, to which the Company's performance is compared on pages 23 and 24 of this proxy statement. This comparison involves matching Company positions, including that of the CEO, with those in the survey companies that have comparable duties and responsibilities. For 2000, the survey again indicated that the Company's executive salary structure was below the median. This survey data became the basis for the consulting firm's recommendations as to market prices for each position and total compensation in line with the survey average for comparable positions.

Base salary:

    The base salaries of all executive officers, including the CEO, are reviewed annually by the Committee, which makes recommendations to the Board of Directors. In recommending base salary levels, the Committee gives most weight to the performance of each executive. The Committee receives a report from the CEO including (a) a performance assessment of each executive (other than himself) based on that executive's position-specific responsibilities and a performance evaluation by his or her supervisor and (b) a specific salary recommendation for each. In determining its recommendations to the Board, the Committee also takes into consideration operating performance, including such factors as safety, efficiency, competitive position, customer satisfaction, and financial results including total return, earnings per share, quality of earnings, dividends paid, and dividend payout ratio.

Short-term Incentive Awards:

    The Allegheny Energy Annual Incentive Plan (the Annual Incentive Plan) is designed to supplement base salaries and provide cash incentive compensation opportunities to attract, retain, and motivate a senior group of managers, including executive officers, selected by the Committee. The Annual Incentive Plan provides for establishment of individual incentive awards based on corporate performance. Corporate performance measures are based on net income available to common shareholders, achieved shareholder return, overall corporate financial results (changes in earnings per share, dividends paid per share, and dividend payout ratios), and Company performance, including competitive position. In addition, individual and departmental performance goals are set on a position specific basis for participants.

    Operating, management, or financial areas to be emphasized, as well as performance targets, are determined each year by the Committee with the recommendations of the CEO. The target awards under the 2000 Incentive Plan were determined by the Committee, and participants could earn from zero to 1 1/2 times the target award. For the 2000 Incentive Plan, the targets were $400,000 for Mr. Noia and from $100,000 to $170,000 for the other named officers. Targets for other participants were from $100,000 and lower, which are approximately 50% or less of 2000 base salary. Annual Incentive Plan awards earned are paid in the year after the year for which they are earned. Awards earned for performance in 1998, 1999, and 2000 are included in the Annual Compensation Table for those years under the column "Incentive Awards" for the individuals named therein.

Long-term Incentive Awards: Performance Shares and Stock Options

    The Allegheny Energy, Inc. Long-term Incentive Plan (the Incentive Plan) replaced the Allegheny Power System Performance Share Plan (the Performance Share Plan) in 1998. Both plans were designed as an aid in attracting and retaining individuals of outstanding ability. Awards earned under both plans are based on performance over 3-year "cycles." Eleven executive officers of the Company and its subsidiaries were selected by the Committee to participate in Cycle V (1998-2000), 14 in Cycle VI (1999-2001), and 15 in Cycle VII (2000-2002). All of these cycles provide for the establishment of corporate incentive awards based on meeting specific stockholder rankings (total stockholder return ranking in the Dow Jones U.S. Electric Utilities Index).

    The Cycle V target awards under the Performance Share Plan range from $80,000 for the named officers to $262,500 for Mr. Noia, which equate to 2,461 to 8,077 shares of stock as of January 1, 1998, the start of the performance cycle. The actual award calculated under the Plan equaled 160% of the target amount. The dollar value of such shares calculated as of December 31, 2000, including reinvested dividends, is included in the compensation table on page 18.

    The Cycle VI target awards under the Incentive Plan range from $45,000 for the named officers to $156,250 for Mr. Noia, which equate to 1,488 to 5,165 shares of stock as of January 1, 1999, the start of the performance cycle. The Cycle VII target awards under the Incentive Plan range from $100,000 for the named officers to $400,000 for Mr. Noia, which equate to 3,713 to 14,849 shares of stock as of January 1, 2000, the start of the performance cycle. The target opportunity and the corresponding number of equivalent performance shares allocated to each named executive officer for Cycle VII are listed in the Long-term Incentive Plan Table on page 20.

    The actual payouts will be determined in 2002 for Cycle VI and in 2003 for Cycle VII, after completion of each cycle and determination of the actual stockholder rankings. The actual awards are paid in Company stock and can range from 0 to 200% of the targeted shares noted above.

    During 1999 and 2000, as approved by stockholders during 1998, the executive officers were granted stock options, based upon surveys of competitive grant levels for similar positions. Like performance shares, the magnitude of such awards is determined by the Committee. Stock options are granted with an exercise price equal to or greater than the fair market value of Allegheny common stock on the day of grant; become exercisable after the expiration of a period of time, typically three years; and generally continue to be exercisable until ten years from the date granted. Such stock options provide incentive for the creation of shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of Allegheny common stock occurs over a specified number of years.

    For Mr. Noia, the Committee developed salary and Annual Incentive Plan award recommendations for the Board's consideration. The base salary recommendation was based upon the Committee's evaluation of his performance as CEO and of his responsibilities in the context of the Company's overall financial and operating performance, including the factors described in the next sentence. The Annual Incentive Plan recommendation was based primarily on 2000 corporate financial results, including total shareholder return, changes in earnings per share, dividends paid per share, and dividend payout ratios; the overall quality of service rendered to customers; and overall Allegheny Energy performance, including competitive position. Mr. Noia's 2000 total compensation reflected the Committee's evaluation of his performance as CEO and the described overall results.

    Section 162(m) of the Internal Revenue Code generally limits to $1 million the corporate deduction for compensation paid to executive officers named in the proxy statement, unless certain requirements are met. This Committee has carefully considered the effect of this tax code provision on the current executive compensation program. At this time, Allegheny's deduction for officer compensation is not limited by the provisions of Section 162 (m). The Committee intends to take actions with respect to the executive compensation program, if necessary, to preserve the corporate tax deduction for executive compensation paid.

    No current member of the Management Review and Director Affairs Committee is or ever was an employee of the Company or any of its subsidiaries.

                      FRANK A. METZ, JR., Chairman
                      ELEANOR BAUM
                      LEWIS B. CAMPBELL
                      STEVEN H. RICE
                      GUNNAR E. SARSTEN

Executive Compensation

    During 2000, and for 1999 and 1998, the annual compensation paid by the Company and its subsidiaries directly or indirectly to the Chief Executive Officer and each of the four most highly paid executive officers of the Company whose cash compensation exceeded $100,000 for services in all capacities to the Company and its subsidiaries was as follows:

	Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary	Incentive Awards(a)	Performance Share Plan Payout(b)	Number of Options	All Other Compensation(c)
ALAN J. NOIA Chairman, President, Chief Executive Officer, and Director of the Company and Allegheny Energy Service Corporation. Chairman of the Board of the Company's other principal subsidiaries.	2000 1999 1998	$600,000 575,000 525,000	$600,000 312,500 180,500	$729,810 260,183 286,655	100,000 190,000 —	$10,861 112,350 184,788
PETER J. SKRGIC (d) Senior Vice President of the Company and Allegheny Energy Service Corporation. Vice President and Director of the Company's other principal subsidiaries.	2000 1999 1998	$300,000 290,000 280,000	$215,900 196,800 123,000	$389,231 158,372 204,753	20,000 80,000 —	$8,670 6,925 50,757
MICHAEL P. MORRELL (e) Senior Vice President of the Company and Allegheny Energy Service Corporation. Vice President and Director of the Company's other principal subsidiaries.	2000 1999 1998	$270,000 260,000 255,000	$304,400 156,000 117,000	$278,022 96,154 114,870	50,000 66,000 —	$25,343 27,592 28,599
JAY S. PIFER Senior Vice President of the Company and Allegheny Energy Service Corporation. President and Director of the Company's other principal subsidiaries.	2000 1999 1998	$270,000 255,000 250,000	$185,900 146,400 66,500	$264,121 96,154 131,042	50,000 66,000 —	$9,221 7,073 41,542
RICHARD J. GAGLIARDI Vice President of the Company and Allegheny Energy Service Corporation and of certain of the Company's other subsidiaries.	2000 1999 1998	$225,000 210,000 200,000	$166,100 113,400 60,400	$222,418 79,186 114,662	30,000 52,000 —	$7,007 14,713 25,345

(a)
Incentive awards (primarily Annual Incentive Plan awards) are based upon performance in the year in which the figure appears but are paid in the following year. The Annual Incentive Plan will be continued for 2001.

(b)
In 1994, the Board of Directors of the Company implemented a Performance Share Plan (the "Plan") for senior officers of the Company and its subsidiaries which was approved by the shareholders of the Company at the annual meeting in May, 1994. A third plan cycle began on January 1, 1996, and ended on December 31, 1998. The figure shown for 1998 represents the dollar value paid in 1999 to each of the named executives who participated in Cycle III. A fourth cycle began on January 1, 1997, and ended on December 31, 1999. The figure shown for 1999 represents the dollar value paid in 2000 to each of the named executives who participated in Cycle IV. In 1998, the Board of Directors of the Company implemented a new Long-term Incentive Plan, which was approved by the Company's shareholders at the annual meeting in 1998. A fifth cycle (the first three-year performance period of this plan) began on January 1, 1998, and ended on December 31, 2000. The figures shown for 2000 represent the dollar value paid in 2000 to each of the named executives who participated in Cycle V. A sixth cycle began on January 1, 1999, and will end on December 31, 2001. A seventh cycle began on January 1, 2000, and will end on December 31, 2002. After completion of each cycle, Company stock may be paid if performance criteria have been met.

(c)
The figures in this column include the present value of the executives' cash value at retirement attributable to the current year's premium payment for both the Executive Life Insurance and Secured Benefit Plans (based upon the premium, future valued to retirement, using the policy internal rate of return minus the corporation's premium payment), as well as the premium paid for the basic group life insurance program plan and the contribution for the Employee Stock Ownership and Savings Plan (ESOSP) established as a non-contributory stock ownership plan for all eligible employees effective January 1, 1976, and amended in 1984 to include a savings program.

  Effective January 1, 1992, the basic group life insurance provided employees was reduced from two times salary during employment, which reduced to one times salary after five years in retirement, to a new plan which provides one times salary until retirement and $25,000 thereafter. Some executive officers and other senior managers remain under the prior plan. In order to pay for this insurance for these executives, during 1992 insurance was purchased on the lives of each of them, except Mr. Morrell, who is not covered by this plan. Effective January 1, 1993, Allegheny started to provide funds to pay for the future benefits due under the supplemental retirement plan (Secured Benefit Plan). To do this, Allegheny purchased, during 1993, life insurance on the lives of the covered executives. The premium costs of both policies plus a factor for the use of the money are returned to Allegheny at the earlier of (a) death of the insured or (b) the later of age 65 or 10 years from the date of the policy's inception. Under the ESOSP for 2000, all eligible employees may elect to have from 2% to 12% of their compensation contributed to the Plan as pre-tax contributions and an additional 1% to 6% as post-tax contributions. Employees direct the investment of these contributions into one or more of nine available funds. Fifty percent of the pre-tax contributions up to 6% of compensation are matched with common stock of the Company. Effective January 1, 1997, the maximum amount of any employee's compensation that may be used in these computations is $170,000. Employees' interest in the ESOSP vest immediately. Their pre-tax contributions may be withdrawn only upon meeting certain financial hardship requirements or upon termination of employment. For 2000, the figure shown includes amounts representing (a) the aggregate of life insurance premiums and dollar value of the benefit to the executive officer of the remainder of the premium paid on the Group Life Insurance program and the Executive Life Insurance and Secured Benefit Plans, and (b) ESOSP contributions respectively, as follows: Mr. Noia $6,301 and $4,560; Mr. Skrgic $4,169 and $4,501; Mr. Morrell $20,819 and $4,524; Mr. Pifer $4,121 and $5,100; and Mr. Gagliardi $2,491 and $4,516; respectively.

(d)
Mr. Skrgic resigned from the listed positions effective February 1, 2001.

(e)
Michael P. Morrell joined the Company on May 1, 1996. The Cycle III payout is prorated for the period May 1, 1996 — December 31, 1998.

ALLEGHENY ENERGY, INC. LONG-TERM INCENTIVE PLAN
SHARES AWARDED IN LAST FISCAL YEAR
(CYCLE VII)

		Estimated Future Payouts
Name	Performance Period Until Payout	Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares
Alan J. Noia Chief Executive Officer	2000-2002	8,009	13,349	26,698
Peter Skrgic Senior Vice President	2000-2002	3,787	6,311	12,622
Michael P. Morrell Senior Vice President	2000-2002	3,118	5,197	10,394
Jay S. Pifer Senior Vice President	2000-2002	2,896	4,826	9,652
Richard J. Gagliardi Vice President	2000-2002	2,228	3,713	7,425

    The named executives were awarded the above number of performance shares for Cycle VII. Such number of shares are only targets. As described below, no payouts will be made unless certain criteria are met. Each executive's 2000-2002 target long-term incentive opportunity was converted into performance shares equal to an equivalent number of shares of the Company's common stock based on the price of such stock on December 31, 1999. At the end of this three-year performance period, the performance shares attributed to the calculated award will be valued based on the price of the Company's common stock on December 31, 2002, and will reflect dividends that would have been paid on such stock during the performance period as if they were reinvested on the date paid. If an executive retires, dies or otherwise leaves the employment of the Company prior to the end of the three-year period, the executive may still receive an award based on the number of months worked during the period. The final value of an executive's account, if any, will be paid to the executive in early 2003.

    The actual payout of an executive's award may range from 0 to 200% of the target amount, before dividend reinvestment. The payout is based upon stockholder performance versus the peer group. The stockholder rating is then compared to a pre-established percentile ranking chart to determine the payout percentage of target. A ranking below 30% results in a 0% payout. The minimum payout begins at the 30% ranking, which results in a payout of 60% of target, ranging up to a payout of 200% of target if there is a 90% or higher ranking.

OPTION GRANTS IN 2000

	Individual Grants(1)
Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in 2000	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value(2) ($)
Alan J. Noia	100,000	21.16%	42.3125	12/07/2010	$836,000
Peter J. Skrgic	20,000	4.24%	42.3125	12/07/2010	167,200
Michael P. Morrell	50,000	10.58%	42.3125	12/07/2010	418,000
Jay S. Pifer	50,000	10.58%	42.3125	12/07/2010	418,000
Richard J. Gagliardi	30,000	6.35%	42.3125	12/07/2010	250,800
(1)
Options become exercisable three years after date of the grant. Mr. Skrgic's options become exercisable on July 1, 2001.

(2)
The Black-Scholes option pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. Allegheny Energy's use of this model should not be construed as an endorsement of its accuracy of valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value: an option term of 10 years, volatility of 28.69%, dividend yield at 5.51%, and interest rate of 6.50%. The real value of the options in this table depends upon the actual performance of Allegheny Energy's stock during the applicable period.

RETIREMENT PLAN

    The Company maintains a Retirement Plan covering substantially all employees. The Retirement Plan is a noncontributory, trusteed pension plan designed to meet the requirements of Section 401 (a) of the Internal Revenue Code of 1986, as amended (the Code). Each covered employee is eligible for retirement at normal retirement date (age 65), with early retirement permitted. In addition, executive officers and other senior managers participate in a supplemental executive retirement plan (Secured Benefit Plan).

    Pursuant to the Secured Benefit Plan, senior executives of Allegheny companies who retire at age 60 or over with 40 or more years of service are entitled to a supplemental retirement benefit in an amount that, together with the benefits under the basic plan and from other employment, will equal 60% of the executive's highest average monthly earnings for any 36 consecutive months. Beginning February 1, 1996, the earnings include 50% of the actual award paid under the Annual Incentive Plan and beginning January 1, 1999, include 100% of the award actually paid under the Annual Incentive Plan. The supplemental benefit is reduced for less than 40 years of service and for retirement age from 60 to 55. It is included in the amounts shown where applicable. To provide funds to pay such benefits, beginning January 1, 1993 the Company purchased insurance on the lives of the participants in the Secured Benefit Plan. If the assumptions made as to mortality experience, policy dividends, and other factors are realized, the Company will recover all premium payments, plus a factor for the use of the Company's money. The portion of the premiums for this insurance required to be deemed "compensation" by the Securities and Exchange Commission is included in the "All Other Compensation" column on page 18 of this proxy statement. All executive officers are participants in the Secured Benefit Plan. It also provides for use of Average Compensation in excess of Code maximums.

    The following table shows estimated maximum annual benefits payable to participants in the Secured Benefit Plan following retirement (assuming payments on a normal life annuity basis and not including any survivor benefit) to an employee in specified remuneration and years of credited service classifications. These amounts are based on an estimated Average Compensation (defined as 12 times the highest average monthly earnings and other salary payments actually earned, whether or not payment is deferred, for any 36 consecutive months), retirement at age 65 and without consideration of any effect of various options which may be elected prior to retirement. The benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or any other offset amounts.

PENSION PLAN TABLE

	Years of Credited Service
Average Compensation(a)	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$ 200,000	$60,000	$80,000	$100,000	$110,000	$115,000	$120,000
300,000	90,000	120,000	150,000	165,000	172,500	180,000
400,000	120,000	160,000	200,000	220,000	230,000	240,000
500,000	150,000	200,000	250,000	275,000	287,500	300,000
600,000	180,000	240,000	300,000	330,000	345,000	360,000
700,000	210,000	280,000	350,000	385,000	402,500	420,000
800,000	240,000	320,000	400,000	440,000	460,000	480,000
900,000	270,000	360,000	450,000	495,000	517,500	540,000
1,000,000	300,000	400,000	500,000	550,000	575,000	600,000

(a)
The earnings of Messrs. Noia, Skrgic, Pifer, Gagliardi and Morrell covered by the plan correspond substantially to such amounts shown for them in the annual compensation table. As of December 31, 2000, they had accrued 31, 36, 36, 22, and 4 1/2 years of credited service, respectively, under the Retirement Plan. Pursuant to an agreement with Mr. Morrell, at the end of ten years of employment with the Company, Mr. Morrell will be credited with an additional eight years of service.

Change in Control Contracts

    The Company has entered into Change in Control contracts with the named and certain other executive officers (Agreements). Each Agreement sets forth (i) the severance benefits that will be provided to the employee in the event the employee is terminated subsequent to a Change in Control of the Company (as defined in the Agreements) and (ii) the employee's obligation to continue his employment after the occurrence of certain circumstances that could lead to a Change in Control. The Agreements provide generally that if there is a Change in Control, unless employment is terminated by the Company for Cause, Disability, or Retirement or by the employee for other than Good Reason (each as defined in the Agreements), severance benefits payable to the employee will consist of a cash payment equal to 2.99 times the employee's base annual salary and target short-term incentive together with the Company maintaining existing benefits for the employee and the employee's dependents for a period of three years. Each Agreement expires on December 31, 2001, but is automatically extended for one-year periods thereafter unless either the Company or the employee gives notice otherwise. Notwithstanding the delivery of such notice, the Agreements will continue in effect for 36 months after a Change in Control.

PERFORMANCE GRAPH

    The graphs set forth below compare the Company's cumulative total stockholder return on its Common Stock with the Dow Jones U.S. Electric Utilities Index and the Standard & Poor's Midcap 400 Index (to which the Company's performance was compared in its proxy statement for the fiscal year 1999) and the Standard & Poor's 500 Index (to which the Company was added at close of trading on December 8, 2000) at each December 31 during the period beginning December 31, 1996 and ending December 31, 2000. The graphs assume the investment of $100 in each on December 31, 1995 and the reinvestment of all dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG ALLEGHENY ENERGY, INC., THE S & P 500 INDEX
AND THE DOW JONES U.S. ELECTRIC UTILITIES INDEX

	Cumulative Total Return
	12/31/95	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00
ALLEGHENY ENERGY, INC.	100.00	112.35	127.58	143.33	118.21	223.08
S & P 500	100.00	123.00	164.08	211.01	255.32	232.09
DOW JONES U.S. ELECTRIC UTILITIES	100.00	102.01	131.58	151.20	128.97	204.08
*
$100 INVESTED ON 12/31/95 IN STOCK OR INDEX INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG ALLEGHENY ENERGY, INC., THE S & P 400 INDEX
AND THE DOW JONES U.S. ELECTRIC UTILITIES INDEX

	Cumulative Total Return
	12/31/95	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00
ALLEGHENY ENERGY, INC.	100.00	112.35	127.58	143.33	118.21	223.08
S & P MIDCAP 400	100.00	119.20	157.64	187.78	215.42	253.13
DOW JONES U.S. ELECTRIC UTILITIES	100.00	102.01	131.58	151.20	128.97	204.08
*
$100 INVESTED ON 12/31/95 IN STOCK OR INDEX INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The table below shows the number of shares of Common Stock that are beneficially owned, directly or indirectly, by each director and each named executive officer of the Company, and by all directors and executive officers of the Company as a group as of March 15, 2001. To the best of the knowledge of the Company, there is no person who is a beneficial owner of more than 5% of the outstanding shares of Common Stock.

Name	Shares of AE, Inc. Common Stock	Percent of Class
Eleanor Baum	3,952	.05% or less
Lewis B. Campbell	1,846	"
Richard J. Gagliardi	22,094	"
Wendell F. Holland	2,375	"
Phillip E. Lint	2,829	"
Frank A. Metz,Jr	4,945	"
Michael P. Morrell	22,659	"
Alan J. Noia	68,349.06%
Jay S. Pifer	29,779	.05% or less
Steven H. Rice	5,235	"
Gunnar E. Sarsten	7,952	"
Peter J. Skrgic	38,036	"
All directors and executive officers of the Company as a group (18 persons)	248,498	.22% or less

*
Excludes the outside directors' accounts in the Deferred Stock Unit Plan which, on March 1, 2000 were valued at the number of shares shown: Baum, 4,522; Campbell, 328; Holland, 2,423; Lint, 6,328; Metz, 4,821; Rice, 3,194 and Sarsten, 4,183.

    As of February 27, 2001, shares of Common Stock owned by employees as part of the Company's 401K plan totaled approximately 4,816,631 shares.

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. No director or officer failed to file such reports on a timely basis in 2000.

OTHER MATTERS

    The Board of Directors is not aware of any other matters which may come before the meeting, except that a stockholder has indicated to the Company that he intends to present a proposal at the meeting requiring the preparation of a report concerning employee ownership of common stock of the Company and a number of other proposals relating to procedural or administrative areas in connection with various stockholder proposals described on pages 9 to 14. The persons named in the proxy intend to vote against any such proposals that may be presented. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote the proxy thereon in accordance with their discretion.

    The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors, and regular employees of the Company and its subsidiaries personally, by telephone or other means, and the Company may reimburse persons holding stock in their names or in the names of their nominees for their expenses in sending soliciting material to their principals. In addition, the Company has retained Mellon Investor Services, LLC to assist in the solicitation of proxies. The fees to be paid for such services are not expected to exceed $12,500, plus reasonable out-of-pocket costs and expenses. The Company will bear these costs.

    It is important that proxies be returned promptly. Stockholders are, therefore, urged to mark, date, sign and return the proxy immediately, or to vote by means of the telephone or via the Internet, as described in the proxy card. No postage need be affixed if mailed in the enclosed envelope in the United States.

ADVANCE NOTICE PROCEDURES

    Under the Company's By-Laws, at any Annual Meeting of Shareholders, proposals made by shareholders and nominations for election as directors made by shareholders will be considered only if advance notice has been given and such proposals or nominations are otherwise proper for consideration under applicable law and the Company's Charter and By-Laws. Notice of any proposal to be presented by any shareholder or of the name of any person to be nominated by any shareholder for election as a director of the Company at any meeting of shareholders must be delivered to the Secretary of the Company at its principal executive office not less than 60 nor more than 90 days prior to the date of the meeting. These requirements are separate from and in addition to the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in the Company's proxy statement.

DEADLINE FOR SHAREHOLDER PROPOSALS

    The date by which shareholder proposals must be received by the Company for inclusion in the proxy materials relating to the next Annual Meeting is December 12, 2001.

Appendix

AUDIT COMMITTEE CHARTER

I.
Composition of the Audit Committee: The Audit Committee, by Charter a Committee of the Board of Directors, shall consist of at least three directors, each of whom shall have no relationship to the Company that may interfere with the exercise of their independence from management and the Company and shall otherwise satisfy the applicable membership requirements under the rules of the New York Stock Exchange, Inc., as such requirements are interpreted by the Board of Directors in its business judgment.
II.
Purposes of the Audit Committee: The purposes of the Audit Committee are to assist the Board of Directors:
1.
in its oversight of the Company's accounting and financial reporting principles and policies and internal controls and procedures;
2.
in its oversight of the Company's financial statements and the independent audit thereof;
3.
in recommending to the Board of Directors the outside auditors to be proposed for shareholder ratification in a proxy statement, evaluating and, where deemed appropriate, recommending to the Board of Directors replacing the outside auditors; and
4.
in evaluating the independence of the outside auditors.

  The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation, and integrity of the Company's financial statements. Management and the Audit Services department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit and reviews, including reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures, and each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company that it receives information from and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).

  The outside auditors for the Company are ultimately accountable to the Board of Directors (as assisted by the Audit Committee). The Board of Directors, with the assistance of the Audit Committee, has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors (or to nominate the outside auditors to be proposed for shareholder approval in the proxy statement).

  The outside auditors shall submit to the Company annually a formal written statement delineating all relationships between the outside auditors and the Company ("Statement as to Independence"), addressing at least the matters set forth in Independence Standards Board No. 1.

III.
Meetings of the Audit Committee: The Audit Committee shall meet at least four times annually, or more frequently if circumstances dictate, to discuss with management the annual audited financial statements and to discuss the matters set forth in Article IV. The Audit Committee should meet separately at least annually with management, the director of the Audit Services department and the outside auditors to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or outside auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. Members of the Audit Committee may participate in a meeting of the Audit Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

IV.
Duties and Powers of the Audit Committee: To carry out its purposes, the Audit Committee shall have the following duties and powers:
1.
with respect to the outside auditors,
(i)
to provide advice to the Board of Directors in selecting, evaluating, or replacing outside auditors;
(ii)
to review the fees charged by the outside auditors for audit and non-audit services;
(iii)
to ensure that the outside auditors prepare and deliver annually a Statement as to Independence (it being understood that the outside auditors are responsible for the accuracy and completeness of this Statement), to discuss with the outside auditors any relationships or services disclosed in this Statement that may impact the objectivity and independence of the Company's outside auditors and to recommend that the Board of Directors take appropriate action in response to this Statement to satisfy itself of the outside auditors' independence; and
(iv)
to instruct the outside auditors that the outside auditors are ultimately accountable to the Board of Directors and Audit Committee;
2.
with respect to the Company's Audit Services department,
(i)
to review the appointment, compensation, performance review, replacement, reassignment or dismissal of the director of Audit Services; and
(ii)
to advise the director of the Audit Services department that he or she is expected to provide to the Audit Committee summaries of and, when appropriate, the significant reports to management prepared by the Audit Services department and management's responses thereto;
3.
with respect to financial reporting principles and policies and internal controls and procedures,
(i)
to advise management, the Audit Services department and the outside auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting and other issues and practices;
(ii)
to consider any reports or communications (and management's and/or the internal audit department's responses thereto) submitted to the Audit Committee by the outside auditors required by or referred to in SAS 61 (Communication with Audit Committees), as may be modified or supplemented, including reports and communications related to:
•
Deficiencies noted in the audit in the design or operation of internal controls;
•
Consideration of fraud in a financial statement audit;
•
Detection of illegal acts;
•
The outside auditors' responsibility under generally accepted auditing standards;
•
Significant accounting policies;
•
Management judgments and accounting estimates;
•
Adjustments arising from the audit;
•
The responsibility of the outside auditors for other information in documents containing audited financial statements;
•
Disagreements with management;

      •
      Consultation by management with other accountants;
      •
      Major issues discussed with management prior to retention of the outside auditors;
      •
      Difficulties encountered with management in performing the audit;
      •
      The outside auditors' judgments about the quality of the entity's accounting principles; and
      •
      Reviews of interim financial information conducted by the outside auditors;
    (iii)
    to meet with management, the director of the Audit Services department and/or the outside auditors:
    •
    To discuss the scope of the annual audit;
    •
    To discuss the audited financial statements;
    •
    To discuss any significant matters arising from any audit or report or communication referred to in items 2 (ii) or 3 (ii) above, whether raised by management, the Audit Services department or the outside auditors, relating to the Company's financial statements;
    •
    To review the form of opinion the outside auditors propose to render to the Board of Directors and shareholders;
    •
    To discuss significant changes to the Company's Internal Controls and accounting principles, policies, controls, procedures, and practices proposed or contemplated by the outside auditors, the Audit Services department or management; and
    •
    To inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks;
    (iv)
    to obtain from the outside auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934; and
    (v)
    to discuss with the Company's General Counsel any significant legal matters that may have a material effect on the financial statements or the Company's compliance policies, including material notices to or inquiries received from governmental agencies; and
  4.
  with respect to reporting and recommendations,
  (i)
  to prepare any report, including any recommendation of the Audit Committee, required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement;
  (ii)
  to review this Charter at least annually and recommend any changes to the full Board of Directors; and
  (iii)
  to report its activities to the full Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.
V.
Resources and Authority of the Audit Committee: The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage outside auditors for special audits, reviews and other procedures and to retain special counsel and other experts or consultants.

Please mark, date, sign and return the enclosed proxy immediately. No postage is necessary if mailed in the enclosed envelope in the United States. Please note, in the alternative you can vote by telephone or via the Internet.

PROXY

10435 DOWNSVILLE PIKE
HAGERSTOWN, MARYLAND 21740

PROXY FOR USE AT ANNUAL MEETING OF STOCKHOLDERS
Solicited on behalf of the Board of Directors

   The undersigned stockholder of Allegheny Energy, Inc., a Maryland corporation (the "Company"), hereby appoints Alan J. Noia, Thomas K. Henderson and Marleen L. Brooks, and each of them, as Proxies for the undersigned with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held on the 11th Floor of 270 Park Avenue, between 47th and 48th Street, New York, New York, on May 10, 2001, at 9:30 a.m., New York time, and at the meeting and at any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all power possessed by the undersigned as if personally present at the meeting and to vote in their discretion on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

   When properly executed and returned, this proxy will be voted as specified by the undersigned stockholder. If no voting specification is made, this proxy will be voted "FOR the nominee" in item 1 and "FOR" item 2 and "AGAINST" items 3, 4, 5, and 6. Further, on any other shareholder proposals properly presented involving procedural or ministerial issues relating to items 3, 4, 5 and 6, or similar matters, this proxy will be voted in accordance with the proxy holders' discretion.

This Proxy is Continued on the Reverse Side

PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY.

/*\ FOLD AND DETACH HERE /*\

AUTHORIZE THE PROXY BY TELEPHONE OR INTERNET
QUICK *** EASY *** IMMEDIATE

YOUR VOTE IS IMPORTANT! — YOU CAN PROXY VOTE ONE OF THREE WAYS:

1.
BY PHONE: Call toll-free 1-800-840-1208 on a touch tone telephone 24 hours a day-7 days a week.

There is NO CHARGE to you for this call. — Have your proxy card in hand.

You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form.

OPTION 1: To vote as the Board of Directors recommends on ALL proposals: press 1.

When asked, please confirm by Pressing 1.

OPTION 2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:

Proposal 1 — To vote FOR the nominee, press 1; to WITHHOLD, press 9

Proposal 2 — To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

When asked, please confirm by Pressing 1.

The Instructions are the same for all remaining proposals.

or

2.
BY INTERNET: Follow the instructions at our Website Address: http://www.proxyvoting

or

3.
BY PROXY CARD: Mark, sign and date your proxy card and return promptly in the enclosed envelope.

NOTE: If you proxy vote by Internet or telephone, THERE IS NO NEED TO MAIL BACK your Proxy Card.

THANK YOU FOR VOTING.

Please mark your votes as indicated by this example	/x/

10435 Downsville Pike
Hagerstown, Maryland 21740

			FOR	WITHHOLD
The Board of Directors recommends a vote "FOR" in Item 1.
Item 1 —	Election of the following nominees as Directors: 01 Eleanor Baum		/ /	/ /
		FOR	AGAINST	ABSTAIN
The Board of Directors recommends a vote "FOR" in Item 2.
Item 2 —	Approval of appointment of PricewaterhouseCoopers LLP as independent accountants.	/ /	/ /	/ /
		FOR	AGAINST	ABSTAIN
The Board of Directors recommends a vote "AGAINST" in Item 3.
Item 3 —	Shareholder proposal regarding "global warming."	/ /	/ /	/ /
		FOR	AGAINST	ABSTAIN
The Board of Directors recommends a vote "AGAINST" in Item 4.
Item 4 —	Shareholder proposal regarding "poison pills."	/ /	/ /	/ /
		FOR	AGAINST	ABSTAIN
The Board of Directors recommends a vote "AGAINST" in Item 5.
Item 5 —	Shareholder proposal regarding annual election of directors.	/ /	/ /	/ /
		FOR	AGAINST	ABSTAIN
The Board of Directors recommends a vote "AGAINST" in Item 6.
Item 6 —	Shareholder proposal regarding "golden parachutes."	/ /	/ /	/ /

Will attend meeting / /

Signature(s)	Date	, 2001

(Please sign your name(s) exactly as shown above).

/*\ FOLD AND DETACH HERE /*\

YOUR VOTE IS IMPORTANT!
You can authorize the proxies to cast your votes and otherwise represent you at the
Annual Meeting in one of three ways:

1.
Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

or

2.
Call toll free 1-800-840-1208 on a Touch Tone telephone and follow the instructions on the reverse side.
There is NO CHARGE to you for this call.

or

3.
Visit our Internet Address: http://www.proxyvoting.com/AYE and follow the instructions.

PLEASE VOTE

/*\ FOLD AND DETACH HERE /*\

Admission Ticket

ALLEGHENY ENERGY, INC.

2001 Annual Meeting of Stockholders

Thursday, May 10, 2001
9:30 A.M.
270 Park Avenue
11th Floor
New York, NY

QuickLinks

SCHEDULE 14A INFORMATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
REPORT OF THE AUDIT COMMITTEE
SHAREHOLDER PROPOSALS
END OF SHAREHOLDER PROPOSAL
END OF SHAREHOLDER PROPOSAL
END OF SHAREHOLDER PROPOSAL
MANAGEMENT REVIEW AND DIRECTOR AFFAIRS COMMITTEE REPORT
ALLEGHENY ENERGY, INC. LONG-TERM INCENTIVE PLAN SHARES AWARDED IN LAST FISCAL YEAR (CYCLE VII)
OPTION GRANTS IN 2000
PENSION PLAN TABLE
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* AMONG ALLEGHENY ENERGY, INC., THE S & P 500 INDEX AND THE DOW JONES U.S. ELECTRIC UTILITIES INDEX
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* AMONG ALLEGHENY ENERGY, INC., THE S & P 400 INDEX AND THE DOW JONES U.S. ELECTRIC UTILITIES INDEX
AUDIT COMMITTEE CHARTER